Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of NB&T Financial Group, Inc. on Form S-8 of our report dated March 18, 2014 on our audits of the consolidated financial statements of NB&T Financial Group, Inc., as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which report and financial statements are contained in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BKD LLP

Cincinnati, Ohio

April 22, 2014